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news                                                      [LOGO]  NEWPORT NEWS
release                                                           SHIPBUILDING


     [The following is a joint news release of Mobil Corp. & Newport News
                                 Shipbuilding]


                    Mobil to Purchase New Double-hull Ship
                         from Newport News Shipbuilding


        Ship will be first American-built vessel to meet new standards for transporting petroleum products in U.S. coastal waters


FAIRFAX, Virginia, January 30, 1997--Mobil Corporation and Newport News Shipbuilding today announced that Mobil will purchase the first newbuild double-hull ship built in a U.S. shipyard that meets the requirements of the U.S. Oil Pollution Act of 1990 (OPA-90). OPA-90 requires that by 2015 all ships carrying petroleum products in U.S. coastal waters be double-hull.

     The petroleum product tanker was the first vessel of a four-ship order received by Newport News from another shipping company, but through an agreement among the three companies the ship is being sold to meet Mobil's near-term transportation needs.

     "This fine new ship underscores our commitment to operate a fleet of state-of-the-art double-hull vessels that meet or exceed U.S. and international environmental and safety requirements," said Gerhard Kurz, president of Mobil Shipping and Transportation Company. "The purchase of this ship reflects Mobil's commitment to maintaining its traditional position as a leader in marine transportation. And we are particularly pleased to have her available to support our transportation needs in the sensitive South Florida environment."

                                    -more-



          4101 WASHINGTON AVENUE . NEWPORT NEWS, VIRGINIA 23607-2770
                              http:\\www.nns.com
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MOBIL/NEWPORT NEWS SHIPBUILDING
2/2/2


     "Mobil came to us looking for a ship to replace one that was being retired from service later this year," said Bill Fricks, chairman and chief executive officer of Newport News Shipbuilding. "We had one that was nearing completion for another customer and were pleased that we were able to structure an arrangement that was good for all three companies."

     Mobil will employ the 45,000 deadweight-ton, double-hull ship to transport refined petroleum products -- gasoline and distillates -- to its Florida markets.

     The new ship will be Mobil's third double-hull vessel to enter service. Two VLCCs (Very Large Crude Carriers), RAVEN and EAGLE, are now in service, and two more double-hull VLCCs are on order.

     "Mobil takes safety and protection of the marine environment very seriously," said Kurz. "Double-hull technology is only part of the answer. Well trained crews, good maintenance practices, a sound management structure and a total commitment throughout the organization are also essential."

     Mobil is a leading oil, natural gas and petrochemical company with operations in more than 125 countries. Mobil Shipping and Transportation Company owns or controls 33 ocean-going tankers which transport two million barrels of crude oil and refined petroleum products per day, accounting for 5% of the petroleum products transported world-wide over water.

                                    -more-
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MOBIL/NEWPORT NEWS SHIPBUILDING
3/3/3


     Newport News Shipbuilding (NYSE:NNS) is America's largest ship design and construction company. It has produced approximately 800 ships during its 111 years of operations--including Navy aircraft carriers, submarines and cruisers. It is currently building the nuclear-powered aircraft carriers Harry S. Truman (CVN 75) and Ronald Reagan (CVN 76) and has begun work in preparation for construction of the Navy's New Attack Submarine. The company's 1995 revenues totaled $1.8 billion, with operating income of $157 million. It has a current backlog of orders totaling approximately $3.5 billion. Its workforce of 18,000 makes it Virginia's largest private employer.

                                      ###

Contact:  Mobil, Don Turk (703)849-7508
          Newport News Shipbuilding, Jerri Dickseski (757)380-2341

January 30, 1997